SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM 8-K/A
____________________________

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

October 2, 2007
Date of Report (Date of earliest event reported)

BRITTON INTERNATIONAL INC.
(Exact name of small business issuer as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

Commission File # 333-131348
(Commission File Number)

47-0926548
(IRS Employer Identification Number)

725 Kendall Lane, Boulder City, Nevada 89005
(Address of principal executive offices)

(702) 293-3613
(Issuer’s telephone number)

INFORMATION TO BE INCLUDED IN THE REPORT

Section 2 - Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 2, 2007, the Registrant sold certain assets (the “Assets”) which had been used in its jewelry business operations in return for total consideration of $2,897.58 from Britton Jewellery Inc. (the “Purchaser”), a related party which holds 23.3% of the Registrant’s common shares. The Assets comprised the URL www.Britton.com; all software and design work created or in process, to present, operate and support the website; any and all Goodwill associated with said URL, including the right to all future customer orders placed to www.britton.com; return of a vendor credit balance; and two pieces of photographic equipment. The Assets were valued at their total undepreciated value of $2,550.00 and the credit balance totaled $347.58. Consideration included the assumption by Britton Jewellery Inc. of liabilities of $541.50 and a cash payment to Britton International Inc. of $2,356.08. Under the terms of the sale, completion occurred on October 2, 2007 at which time Registrant received delivery of confirmation from a supplier authorizing the assumption of the liability by Purchaser.

Section 8 - Other Events

Item 8.01 Other Events.

I.          On October 1, 2007 our board of directors accepted the offers of: (i) Jacek Oscilowicz to cancel 4,550,000 of the shares of common stock he currently holds; and (ii) Britton Jewellery Inc. to cancel 550,000 of the shares of common stock it currently holds.

II.         On October 3, 2007 our board of directors approved a resolution authorizing a thirty (30) for one (1) forward split of our common stock and amended this action on October 30, 2007 to extend the record date for this event to November 2, 2007. Under these resolutions any fractional shares created by this reverse split will be rounded up to the next whole share. Following this stock split, the number of outstanding shares of our common stock (subsequent to the stock cancellations above) will increase from 2,360,209 shares to 70,806,270 shares. Each shareholder will be required to surrender their old certificate to the transfer agent in order to receive a new certificate which reflects the forward split. We have obtained a new CUSIP number, which is 111103 206.

III.        We are defined as a shell company pursuant to the definition under Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  On June 29, 2005, the Securities and Exchange Commission adopted final rules amending the Form S-8 and the Form 8-K for shell companies like us. These rules were published in the Federal Register on July 21, 2005 and are effective as of August 22, 2005, except for an amendment to Item 5.06 of the Form 8-K that becomes effective on November 5, 2005. The amendments expand the definition of a shell company to be a company with no or nominal operations, assets consisting of cash and cash equivalents, or assets consisting of any amount of cash and cash equivalents and nominal other assets. The rules and rule amendments prohibit the use of a Form S-8 (a form used by a corporation to register securities issued to an employee, director, officer, consultant or advisor, under certain circumstances), and revise the Form 8-K to require a shell company to include current Form 10 or Form 10-SB information, including audited financial statements, in the filing on Form 8-K that the shell company files to report an event that causes it to cease being a shell company. The shell company will be required to file financial statements within four days about the transaction. Where an operating company acquires a shell company and the operating company survives the transaction, the operating company will have acquired control of the shell for purposes of the definition of "succession" under the final rules and the operating company, as the surviving entity, will be required to file a Form 8-K under Item 5.01. The rules are designed to assure that investors in shell companies that acquire operations or assets have access on a timely basis to the same kind of information as is available to investors in public companies with continuing operations.

          We are currently engaged in preliminary negotiations to effectuate a business combination or to invest in a motion picture project with Calico Entertainment Group, Inc. Calico Entertainment Group, Inc. is the owner of twenty (20%) revenue interest in a motion picture called “Stuck” subject to certain financing obligations.  In addition, our majority shareholder has had preliminary negotiations that, if consummated, may result in additional members appointed to our board of directors or for a change in control. In addition to the requirements that apply to us for disclosing information in a Form 8-K or other applicable disclosure document, we have been informed that, if, pursuant to any arrangement or understanding with the person or persons acquiring securities in a transaction subject to the 1934 Act, any persons are to be elected or designated as directors of the Company, otherwise than at a meeting of security holders, and the persons so elected or designated will constitute a majority of the directors of the Company, then, not less than 10 days prior to the date any such persons take office as a director, or such shorter period prior to the date the Securities and Exchange Commission may authorize upon a showing of good cause therefore, the Company shall file with the Securities and Exchange Commission and transmit to all holders of record of securities of the Company who would be entitled to vote at a meeting for election of directors, information substantially equivalent to certain information which would be required by Schedule 14A of Regulation 14A to be transmitted if such person or persons were nominees for election as directors at a meeting of such security holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BRITTON INTERNATIONAL INC.

By: /s/ Jacek Oscilowicz
Jacek Oscilowicz, Chief Executive Officer
Dated:  October 31, 2007